Exhibit 10.1

GRAPHON CORPORATION

DIRECTOR SEVERANCE PLAN

SECTION 1.  INTRODUCTION

GraphOn Corporation Director Severance Plan (the “Plan”) is designed to provide certain benefits to eligible terminating directors.

SECTION 2.  ELIGIBILITY AND PARTICIPATION

You become eligible to participate in the Plan if (i) you are a director of GraphOn Corporation (the “Company”); (ii) you are notified in writing that you are eligible to participate in the Plan; (iii) your services as a non-employee director with the Company terminates due to an “Involuntary Termination” (as hereinafter defined) or a “Constructive Termination” (as hereinafter defined) within twelve (12) months following a “Designated Event” (as hereinafter defined).  You are not eligible for benefits under the Plan if you are terminated due to death, disability or any other reason other than an Involuntary Termination or a Constructive Termination that occurs within twelve (12) months following a Designated Event.

If you are eligible to participate in the Plan, you are automatically a “Participant” in the Plan and may receive benefits as described below.  Participation ends when you are no longer eligible to receive any Plan benefits.

For purposes of this Plan, the following terms shall have the meanings set forth below:

a.           “Cause” means any one of the following:

i.           your conviction of any felony or of a misdemeanor involving fraud, dishonesty or moral turpitude,

ii.           your loss of any professional license required to perform your duties at the Company, or entry of an order or judgment by a tribunal or agency which has the effect of prohibiting you from performing your duties at the Company,

iii.           your violation of any law or significant policy of the Company  committed in connection with the performance of your duties, or your violation of any other policy of the Company that would constitute grounds for immediate dismissal in accordance with the terms of such policy, regardless of whether within or outside the scope of your authority,

iv.           your willful or intentional misconduct, recklessness or gross negligence in the performance of your duties, regardless of whether within or outside the scope of your authority at the Company,

v.           your failure or refusal to comply with a specific direction of the person or persons you report to at the Company provided that to the extent such failure or refusal is susceptible to cure, it is not cured to the best of your ability within five (5) business days after the delivery of written notice of such failure or refusal to you, or

vi.           you have engaged in an action or inaction which resulted in a  material loss, damage or an injury to the Company.

b.           “Constructive Termination” means that you voluntarily terminate your service with the Company (and all other entities that together with the Company would be treated as a single “service recipient” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) after any of the following acts or omissions are undertaken without your express written consent:

i.           a reduction by the Company in your annual director fee as in effect immediately prior to a Designated Event; or

ii.           any failure by the Company to obtain the assumption of this Plan by any successor or assign of the Company;

provided, however, that you do not resign your directorship unless and until you have provided the Company with written notice of the acts or omissions that constitute grounds for a Constructive Termination and the Company fails to cure such acts or omissions within thirty (30) days after receiving such written notice.

c.           “Designated Event” means any transaction or series of transactions that constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in regulations promulgated under Section 409A of the Code.

d.           “Involuntary Termination” means your dismissal or discharge by the Company (and all other entities that together with the Company would be treated as a single “service recipient” for purposes of Section 409A of the Code) for reasons other than for Cause.  The termination of your position as director will not be deemed to be an “Involuntary Termination” if your termination occurs as a result of your death or disability.

SECTION 3.  BENEFITS

As a Participant in the Plan, you are eligible to receive the following benefits after your Constructive Termination or Involuntary Termination that occurs within twelve (12) months following a Designated Event:

a.           Stock Options.  Each outstanding stock option granted to you by the Company prior to the Designated Event which remains outstanding immediately prior to the occurrence of a Designated Event shall be fully vested and exercisable as of the date of your Constructive Termination or Involuntary Termination; provided, however, that if the Company’s successor does not assume the Company’s stock options in connection with a Designated Event, your outstanding stock options will become fully vested and exercisable immediately prior to the occurrence of the Designated Event.  In addition, unless the Company’s successor does not assume the Company’s stock options in connection with a Designated Event, the time within which each outstanding stock option may be exercised shall be the period beginning as of the date of your Constructive Termination or Involuntary Termination and ending on the earlier of (i) the tenth (10th) anniversary of the date such options were granted or (ii) the date on which such options would have expired if you had remained in continuous service as a non-employee director of the Company through such expiration date.

b.           Parachute Payments.  If any payment or benefit you would receive under this Plan when combined with any other payment or benefit you receive after the occurrence of the Designated Event that would constitute a “parachute payment” within the meaning of Section 280G of the Code (a “Payment”) that, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be reduced (with any cash Payments being reduced before any Payment attributable to the accelerated vesting of stock options or any other non-cash Payment) to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax.

SECTION 4.  ADMINISTRATION AND OPERATION OF THE PLAN

The Company is the “plan sponsor” and the Board of Directors of the Company (the “Board”) is the administrator of the Plan.  The Board has the sole discretion to make such rules, regulations, interpretations of the Plan and computations and shall take such other actions to administer the Plan as it may deem appropriate in its sole discretion.  Such rules, regulations, interpretations, computations, and other actions shall be conclusive and binding upon all persons.  The Board may delegate any or all of its responsibilities hereunder to a committee comprised of two or more directors of the Company (the “Committee”).  In addition, the Board or the Committee may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as the Board or the Committee, as applicable shall determine to be necessary or appropriate.  Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

SECTION 5.  BASIS OF PAYMENTS TO AND FROM THE PLAN

All benefits under the Plan shall be paid by the Company.  The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 6.  AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate this Plan at any time; provided, however, that this Plan may not be amended or terminated following the occurrence of a Designated Event but shall, in any event, terminate on December 31, 2013 if a Designated Event has not occurred before that date.

SECTION 7.  NON-ALIENATION OF BENEFITS

No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

SECTION 8.  LEGAL CONSTRUCTION

This Plan shall be interpreted in accordance with the laws of the State of California.